                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CELERITY SYSTEMS, INC.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    (5) Total fee paid:

       -------------------------------------------------------------------------

/ / Fee previously paid with the preliminary materials:

--------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

       -------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    (3) Filing Party:

       -------------------------------------------------------------------------

    (4) Date Filed:

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
                                     [LOGO]

June 24, 1998

Dear Stockholder:

    As indicated on the enclosed Notice of Annual Meeting of Stockholders, the Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932, at 10:00 a.m., Eastern Daylight Savings Time, on July 27, 1998. In order to assist the Company in its planning for the Meeting, if you plan to attend the Meeting in person, please complete the enclosed attendance card and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope (which has also been provided for the return of your proxy card). Stockholders are, of course, welcome to attend the Meeting whether or not they return the attendance card.

    Whether or not you plan to attend the Meeting in person, I urge you to complete your proxy and return it to our transfer agent in the enclosed addressed, postage-paid envelope. If you return the proxy card and attend the Meeting in person, you may still vote your shares in person at the Meeting.

                                          YOURS VERY TRULY,

                                          /S/ KENNETH D. VAN METER

                                          KENNETH D. VAN METER
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD

 1400 Centerpoint Boulevard, Knoxville, TN 37932 - tel: 423 539 5300 - fax: 423
                          539 5390 - www.celerity.com

                             CELERITY SYSTEMS, INC.
                           1400 CENTERPOINT BOULEVARD
                           KNOXVILLE, TENNESSEE 37932

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Celerity Systems, Inc.:

    The Annual Meeting of Stockholders of Celerity Systems, Inc. (the "Company") will be held at the offices of the Company, 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932, at 10:00 a.m., Eastern Daylight Savings Time, on July 27, 1998, for the following purposes:

    1.  To elect the Board of Directors for the ensuing year.

    2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors and accountants for the Company for the fiscal year ending December 31, 1998.

    3.  To transact such other business as may properly come before the meeting.

    All stockholders are invited to attend the meeting. Stockholders of record at the close of business on June 12, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning two days after notice of the meeting is given for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932.

    Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          WILLIAM R. CHAMBERS
                                          VICE PRESIDENT AND SECRETARY

Knoxville, Tennessee
June 24, 1998

                             CELERITY SYSTEMS, INC.
                           1400 CENTERPOINT BOULEVARD
                           KNOXVILLE, TENNESSEE 37932
                                 (423) 539-5300

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The accompanying proxy is solicited by the Board of Directors of Celerity Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on July 27, 1998, at the offices of the Company, 1400 Centerpoint Boulevard, Knoxville, Tennessee 37923, and any adjournment thereof.

                           VOTING SECURITIES; PROXIES

    The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies. The Company will reimburse the costs associated with such activity.

    The holders of a majority of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), present in person or represented by proxy shall constitute a quorum at the Annual Meeting. The approval of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for adoption of such matters.

    The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not affect the outcome of the election of directors, the ratification of the appointment of the public accountants or all other matters to be voted on by stockholders at the Annual Meeting.

    All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director (Proposal 1), and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. (Proposal 2) and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

    A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

    At the close of business on June 12, 1998, 4,139,169 shares of Common Stock were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on June 12, 1998 are entitled to notice of, and to vote at, the meeting.

NO DISSENTER'S RIGHTS

    Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposal 2.

    This proxy material is being mailed to stockholders commencing on or about June 24, 1998.

                                   PROPOSAL 1

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

    The By-Laws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified (subject to certain provisions). The specific number of directors authorized may increase or decrease by resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at six. The Company has nominated Kenneth Van Meter, Glenn West, Fenton Scruggs, Donald Greenhouse, Stephen Portch and Mark Braunstein to serve as directors. It is intended that the accompanying proxy will be voted in favor of the nominees, unless the stockholder indicates to the contrary on the proxy. Each of the nominees is a director of the Company.

    The persons named in the accompanying proxy intend to vote for the election of the nominees listed herein as directors. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

    The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.

    The names and ages of the Company's directors as of June 15, 1998 are as follows:

NAME OF NOMINEE                            AGE      POSITION
-------------------------------------      ---      ---------------------------------------------------------------------
Kenneth D. Van Meter.................          51   President, Chief Executive Officer and Chairman of the Board
Glenn West...........................          36   Executive Vice-President and Director
Fenton Scruggs.......................          60   Director
Donald Greenhouse....................          62   Director
Stephen Portch.......................          47   Director
Mark Braunstein......................          50   Director

KENNETH D. VAN METER

    Mr. Van Meter has been the President and Chief Executive Officer of the Company since January 20, 1997. He was elected Chairman of the Board on March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Bell Atlantic Corporation ("Bell Atlantic"), NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive

Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993, Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation ("NDC"). From 1984 to 1989, Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in Chemistry from West Virginia University.

GLENN WEST

    Mr. West, a founder of the Company, has served as Executive Vice-President, Director of Technology and a member of the Board of Directors since the Company's inception in 1993. Prior to founding the Company, from 1987 to 1993, Mr. West served as Senior Systems Engineer for Data Research and Applications, a software company.

FENTON SCRUGGS

    Dr. Scruggs, a founder of the Company, funded the initial start-up of the Company, and has been a member of the Company's Board of Directors since the Company's inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969. Dr. Scruggs received his undergraduate degree from University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962. Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.

DONALD GREENHOUSE

    Mr. Greenhouse has been a member of the Company's Board of Directors since 1995. Mr. Greenhouse also served as interim Chief Executive Officer of the Company from August 1996 until January 1997. Mr. Greenhouse is President and Chief Executive Officer of Seneca Point Associates, Inc., a consulting firm founded by him in November 1989. Mr. Greenhouse has approximately 40 years of management experience in manufacturing, technology and service industries. Seneca Point Associates, Inc. is a consulting firm engaged by clients nationally to fill full-time senior management positions.

STEPHEN PORTCH

    Dr. Portch has been a member of the Company's Board of Directors since December 1, 1997. Dr. Portch has been Chancellor of the University System of Georgia since 1994. He oversees 30,600 employees, a $3.65 billion dollar budget and 206,000 students. Previously, Dr. Portch was Senior Vice President of the University of Wisconsin System. Dr. Portch holds a Ph.D. and M.A. from the Pennsylvania State University, and he received his B.S., with honors, from the University of Reading (England).

MARK BRAUNSTEIN

    Dr. Braunstein has been a member of the Company's Board of Directors since January 8, 1998. Dr. Braunstein was named as an Entrepreneur of the Year by Ernst & Young in 1997. Since February 1991, Dr. Braunstein has been the Chairman and Chief Executive Officer of Patient Care Technologies, Inc., which is in the clinical information systems business. Prior thereto, Dr. Braunstein was President and COO of National Data Corporation (NDC), Executive Vice President and General Manager of Health Care Data Services at NDC, and co-founder of PROHECA, Inc., one of the pioneers in pharmacy automation. Dr. Braunstein received his B.S. from the Massachusetts Institute of Technology, and his M.D. from the Medical University of South Carolina.

    Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office. Each director holds office until the Company's annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

STOCKHOLDER VOTE

    Election of each director requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    The Board of Directors recommends a vote FOR the election of each of the nominees for election to the Board of Directors named above.

COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board has established an Audit Committee and a Compensation Committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held 14 meetings during the fiscal year ended December 31, 1997. All directors attended at least 75% of the meetings.

    The Audit Committee of the Board of Directors currently consists of Fenton Scruggs and Donald Greenhouse. The Audit Committee held one meeting during the fiscal year ended December 31, 1997 which was attended by both members. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company's Controller to review reports on the functioning of the Company's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company based upon the activities of the Company's internal auditing staffs as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Controller to review any special situation arising in relation to any of the foregoing subjects.

    The Compensation Committee of the Board of Directors currently consists of Fenton Scruggs, Donald Greenhouse and Stephen Portch. The Compensation Committee held two meetings during the fiscal year ended December 31, 1997 which were attended by all members. This Committee makes recommendations to the Board of Directors as to the salaries of the President and other senior executives. It also recommends to the Board of Directors incentive compensation plans for elected officers and other senior executives and reviews guidelines for the administration of the Company's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group.

    The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole.

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 1997, 1996 and 1995 paid to Kenneth D. Van Meter, the Company's Chairman of the Board, Chief Executive Officer and President, to Glenn West, the Company's Executive Vice President and Director of Technology, and Mahmoud Youssefi, the Company's former Chief Executive Officer (Messrs. Van Meter, West, and Youssefi, together the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000 during the fiscal years ended December 31, 1997, 1996, or 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                               ----------------------------
                                                        ANNUAL COMPENSATION      RESTRICTED     SECURITIES
                                                       ----------------------       STOCK       UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION            YEAR       SALARY      BONUS        AWARD(S)        OPTIONS    COMPENSATION
------------------------------------------  ---------  ----------  ----------  ---------------  -----------  -------------

Kenneth D. Van Meter Chairman of the             1997  $  154,731      71,810(1)       --          413,000        --
  Board, Chief Executive Officer and             1996      --          --            --             --            --
  President                                      1995      --          --            --             --            --

Glenn West Executive Vice President and          1997  $  148,954      --            --             --            --
  Director                                       1996    $134,372      --            --             --            --
                                                 1995    $134,199      --            --             --            --

Mahmoud Youssefi Former Chief Executive          1997  $   34,375      --            --             --        $   118,582(2)
  Officer and former Director                    1996    $134,372      --            --             --            --
                                                 1995    $131,167      --            --             --            --

------------------------

(1) Includes $17,864 paid in the first quarter of 1998 and $26,973 to be paid on each of January 20, 1999 and January 20, 2000.

(2) Paid pursuant to Mr. Youssefi's termination agreement. See "Certain Relationships and Related Transactions."

    The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   INDIVIDUAL GRANTS
                                                                --------------------------------------------------------
                                                                 NUMBER OF    PERCENTAGE OF
                                                                SECURITIES    TOTAL OPTIONS
                                                                UNDERLYING     GRANTED TO      EXERCISE OR
                                                                  OPTIONS    INDIVIDUALS IN    BASE PRICE    EXPIRATION
NAME                                                              GRANTED      FISCAL YEAR      PER SHARE       DATE
--------------------------------------------------------------  -----------  ---------------  -------------  -----------
Kenneth D. Van Meter..........................................     183,200           32.2%      $    1.38        4/4/07
                                                                   230,000           40.4%      $    3.00       7/18/07
Glenn West....................................................      --             --              --            --
Mahmoud Youssefi..............................................      --             --              --            --

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1997 by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                  NUMBER OF SECURITIES
                                      NUMBER OF                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                       SHARES                          OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                     ACQUIRED ON    VALUE           DECEMBER 31, 1997             DECEMBER 31, 1997(1)
NAME                                  EXERCISE     REALIZED     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
-----------------------------------  -----------   --------   -----------------------------   -----------------------------
Kenneth D. Van Meter...............    --           --          413,200             0           $296,784            0
Glenn West.........................    --           --           --                               --
Mahmoud Youssefi...................    --           --           --                               --

------------------------

(1) Amount reflects the market value of the underlying shares of Common Stock at the closing price reported on the Nasdaq SmallCap Market on December 31, 1997 ($3.00 per share), less the exercise price of each option.

DIRECTOR COMPENSATION

    Directors did not receive compensation for serving on the Board of Directors or fees for attending meetings of the Board of Directors in 1997; however, they were reimbursed for related expenses. The Company reconsidered its policies on director compensation in connection with its efforts to recruit additional outside directors. Beginning in 1998, the Company's policy is for each outside director to receive (1) nonqualified stock options for 20,000 shares and (2) $2,500, or at each director's option, stock options of an equivalent value, per quarter.

STOCK OPTION PLANS

    On August 10, 1995, the Board of Directors and stockholders adopted the Company's 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of Common Stock to employees and officers of the Company. In August, 1997, the Board of Directors and the stockholders adopted the Company's 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to employees, directors, and officers of the Company. Options granted under the Plans may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

    The Plans are administered by the Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but may not be less than 85% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

    Options under the 1995 Plan must be issued within 10 years from August 10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by the Board of Directors of the Company, by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan from which they were granted.

    Options to purchase 69,600 shares of Common Stock are outstanding under the 1995 Plan at exercise prices ranging from $0.10 to $4.90 per share, although substantially all of such options are exercisable at $0.10 per share. Of such optionees, William Chambers, an officer of the Company, has options to purchase 10,000 shares of Common Stock at $1.38 per share. Options to purchase 182,000 shares of Common Stock are outstanding under the 1997 Plan at exercise prices ranging from $2.125 to $7.00 per share, although a majority of such options are exercisable at $2.125 per share. Options granted to directors of the Company under the 1997 Plan consist of: (i) options granted to each of Mark Braunstein, Donald Greenhouse and Fenton Scruggs to purchase 20,000 shares of Common Stock at an exercise price of $2.125 per share; and (ii) options granted to Stephen Portch to purchase 20,000 shares of Common Stock at an exercise price of $2.625 per share. Options granted to officers of the Company under the 1997 Plan consist of: (i) options granted to James Fultz and Thomas Welch to purchase 24,000 and 4,000 shares of Common Stock, respectively, at an exercise price of $2.125 per share; (ii) options granted to William Chambers to purchase 10,000 shares of Common Stock at an exercise price of $3.875 per share; and (iii) options granted to each of Mark Cromwell and Dennis Smith to purchase 24,000 shares of Common Stock at an exercise price of $7.00 per share.

OPTIONS GRANTED OUTSIDE THE PLANS

    In addition to the options which may be granted under the Plans, the Company has granted options to purchase 487,568 shares of Common Stock outside of the Plans. Options granted to directors of the Company include (i) options granted to Donald Greenhouse to purchase (x) 14,000 shares of Common Stock at an exercise price of $0.10 per share, (y) 26,000 shares of Common Stock at an exercise price of $1.38 per share and (z) 1,333 shares of Common Stock at an exercise price of $1.875 per share, (ii) options granted to Fenton Scruggs and Mark Braunstein to purchase 851 shares of Common Stock at an exercise price of $2.9375 per share and (iii) options granted to Stephen Portch to purchase 1,333 shares of Common Stock at an exercise price of $1.875 per share. Options granted to officers of the Company include

(i) options granted to Kenneth Van Meter to purchase 183,200 shares of Common Stock and options granted to William Chambers to purchase 10,000 shares of Common Stock at an exercise price of $1.38 per share and (ii) options granted to Kenneth Van Meter to purchase 230,000 shares of Common Stock and options granted to William Chambers to purchase 20,000 shares of Common Stock at an exercise price of $3.00 per share.

401(K) PROFIT SHARING PLAN

    The Company has a 401(k) profit sharing plan (the "401(k) Plan"), pursuant to which the Company, at its discretion each year, may make contributions to such plan which match a certain percentage, as determined by the Company, of the contributions made by each employee. The Company may elect not to make matching contributions to the 401(k) Plan in any given year. The Company made matching contributions with respect to fiscal 1996 (an aggregate of approximately $29,000) and has approved an aggregate of approximately $35,000 of matching contributions with respect to fiscal 1997.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Mr. Van Meter, as amended, which expires January 20, 2000. Pursuant to his employment agreement, Mr. Van Meter receives an annual base salary of $162,000 and may, at the discretion of the Board of Directors, receive an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and the Company reach certain milestones. Up to two-thirds of such incentive bonus is to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus is to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award. In connection with his employment, Mr. Van Meter purchased 15,000 shares of Common Stock for cash consideration of $0.001 per share plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of Common Stock at $1.38 per share and options to purchase 230,000 shares of Common Stock at $3.00 per share. Additionally, Mr. Van Meter was reimbursed approximately $38,000 during 1997 for expenses incurred as a result of his relocation, and the Company does not anticipate any more reimbursements.

    The Company has entered into an employment agreement with Mr. West which expires on May 1, 2000. Pursuant to his employment agreement, Mr. West received a base salary of $148,954 in 1997. Such base salary is subject to increase at the discretion of the Board of Directors based upon, among other things, the performance of the Company and the performance, duties, and responsibilities of Mr. West. The employment agreement also provides that Mr. West will not compete with the Company for two years after the termination of his employment. A state court, however, may determine not to enforce such non-compete clause as against public policy. The employment agreement is terminable by the Company for cause upon the occurrence of certain events, or upon physical or mental disability.

    Pursuant to employment agreements with the Company, William Chambers, Mark Cromwell and Dennis Smith each received salaries of $125,000 per annum in 1997. Pursuant to Mr. Chambers' agreement with the Company, he received reimbursement for expenses incurred as a result of his relocation in the approximate amount of $20,600 and in 1997, was eligible to receive, at the discretion of the Board of Directors of the Company, a bonus of up to twenty five percent (25%) of his annual salary. Mr. Chambers received a bonus of $9,766 for 1997. Pursuant to Mr. Cromwell's agreement with the Company, he received reimbursement for expenses incurred as a result of his relocation in the amount of $30,000 and in 1997, was eligible to receive at the discretion of the Board of Directors of the Company, a bonus of up to twenty-five percent (25%) of his annual salary. Mr. Cromwell received a bonus of $3,281 for 1997. Pursuant to Mr. Smith's agreement with the Company, in 1997, he was eligible to receive, at the discretion of the Board of Directors, a bonus of up to twenty five percent (25%) of his annual salary, and reimbursement of up to $30,000 for expenses incurred as a result of his relocation. Mr. Smith received a bonus of $1,328 for 1997. In connection with his employment, Mr. Chambers also received options to purchase 20,000 shares of

Common Stock at an exercise price of $1.38 and options to purchase 20,000 shares of Common Stock at an exercise price of $3.00 per share. In connection with their employment, each of Messrs. Cromwell and Smith received options to purchase 24,000 shares of Common Stock at an exercise price of $7.00 per share. Messrs. Chambers', Cromwell's and Smith's employment with the Company may be terminated by either the employee or the Company at any time.

    Pursuant to an employment agreement with the Company, James Fultz is receiving a salary of $135,000 per annum. Pursuant to Mr. Fultz's agreement with the Company, he is eligible to receive, (i) commissions of up to 0.75% of interactive video segment sales, (ii) a $25,000 signing bonus, and (iii) six months base salary as termination pay if Mr. Fultz is terminated during the first 18 months' of employment for reasons other than for just cause. In connection with his employment, Mr Fultz also received options to purchase 24,000 shares of Common Stock at an exercise price of $2.125 per share. Mr. Fultz's employment with the Company may be terminated by him or the Company at any time.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's voting securities by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and the Named Executive Officers and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed in the table below has sole voting and dispositive power with respect to the shares beneficially owned by such stockholder. Information as to Mellon Bank Corporation was derived from the Schedule 13G filed by such stockholder, and, except for the percentage of ownership, reflects the information contained in the Schedule 13G as of the date it was filed.

                             PRINCIPAL STOCKHOLDERS

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)                                                        OWNED         PERCENT OF CLASS(2)
---------------------------------------------------------------------------  -----------------  ---------------------
Glenn West.................................................................         382,636                 9.2%
Dr. Fenton Scruggs.........................................................         279,915(3)              6.8%
Donald Greenhouse(4).......................................................          40,000(5)              1.0%
Mellon Bank Corporation(6).................................................         360,000(7)              8.7%
Kenneth D. Van Meter.......................................................         428,200(8)              9.4%
Mahmoud Youssefi(9)........................................................         160,000                 3.9%
All directors and executive officers as a
  group (11 persons)(3)(5)(8)(10)..........................................       1,201,839                25.9%

------------------------

(1) The address for Messrs. West, Greenhouse, Van Meter, and Dr. Scruggs is c/o Celerity Systems, Inc., 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932.

(2) For each beneficial owner, shares of Common Stock subject to securities exercisable or convertible within 60 days of the date of this Proxy Statement are deemed outstanding for computing the percentage of such beneficial owner.

(3) Dr. Scruggs disclaims beneficial ownership of 60,000 shares owned by his adult children.

(4) Mr. Greenhouse is the father of David Greenhouse who is the Vice President of AWM Investment Company, Inc. Mr. Greenhouse disclaims beneficial ownership of the shares owned by such fund.

(5) Includes 40,000 shares of Common Stock which are subject to currently exercisable stock options.

(6) The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania, 15228.

(7) The shares are beneficially owned by the Mellon Bank Corporation and the following direct or indirect subsidiaries of Mellon Bank Corporation: Mellon Bank, N.A. (also parent holding company of the Dreyfus Corporation and Mellon Equity Associates); and the Dreyfus Corporation (also parent holding company of Dreyfus Investment Advisors, Inc.). The Premier Aggressive Growth Fund, a beneficial owner of certain of such shares, is managed by Dreyfus Corporation.

(8) Includes 413,200 shares of Common Stock which are subject to currently exercisable stock options. Also includes an aggregate of 10,000 shares of Common Stock owned by Mr. Van Meter's children.

(9) The address of Mr. Youssefi is 211 Flynn Road, Walland, Tennessee 37886.

(10) Includes options issued to executive officers of the Company to purchase an aggregate of 44,000 shares of Common Stock which are currently exercisable and 27,088 shares of Common Stock purchased by executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equities are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that a Form 3 was filed late by each of Messrs. Mark Cromwell, Stephen Portch, Dennis Smith and Thomas Welch.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The Company was initially capitalized by Dr. Fenton Scruggs, a founder and director of the Company, who contributed $155,000 in capital from January to June 1993. In June 1993, Mahmoud Youssefi, a founder of the Company and a principal officer until April 1997, loaned the Company $30,000 in the form of an unsecured loan bearing interest at the rate of 29.2% per annum. The balance of the loan, together with accrued interest thereon, was paid in full in December 1995.

    In April 1994, the Company received a secured loan from Herzog, Heine & Geduld, Inc., a customer of the Company, in the principal amount of $250,000 and bearing interest at a rate of 9.75% per annum. The loan was converted into 160,764 shares of Series A Preferred Stock in May 1995, and was converted into 64,305 shares of Common Stock upon the closing of the IPO.

    In November 1994, the Company received an unsecured loan from Dr. Scruggs in the principal amount of $75,000 and bearing interest at a rate of 9% per annum. Dr. Scruggs converted the outstanding balance, including accrued interest thereon, into 17,915 shares of the Company's Common Stock at $4.90 per share on December 31, 1995.

    In May 1995, the Company sold 975,836 shares of Series A Preferred Stock at $1.55 per share and warrants to purchase 408,479 Series B Preferred Stock at $1.96 per share. The warrants to purchase the Series B Preferred Stock were exercised in August 1995. The Preferred Stock, voting together as a single class, had the right to elect one member of the Company's Board of Directors. Donald Greenhouse has served as the designee of the holders of the preferred stock.

    In May 1995, the Company redeemed 17,364 shares of Common Stock from Glenn West, the Company's Executive Vice President, Director of Technology, and a member of the Board of Directors, for an aggregate purchase price of $67,500. As a founder of the Company, Mr. West purchased for nominal consideration the shares that were redeemed.

    In November 1995, the Company issued 12-month promissory notes under an arrangement with certain parties, including a number of holders of the Series A and B Preferred Stock. The purchasers of such notes also received warrants to purchase 190,714 shares of the Company's Common Stock at an exercise price of $4.90 per share. The warrants expire upon the earlier of (i) May 31, 1998 or
(ii) the issuance by the Company of shares of its Common Stock in a public offering at an aggregate purchase price of $5,000,000 or more, and at a Company valuation of at least $10,000,000. The IPO met this criteria. The principal amount of the promissory notes was $934,500 and interest accrued at a fixed rate of 10% per annum. When payments on such notes were not made by November 30, 1996, they automatically converted, at a rate of $4.90 per share, into an aggregate of 190,714 shares of Common Stock. The interest which had accrued on the debt was forgiven.

    During the years ended December 31, 1996 and 1997 the Company paid approximately $87,000 and $47,000, respectively, in consulting fees to Seneca Point Associates, Inc., a management consulting firm of which Donald Greenhouse, a member of the Board of Directors, is President and Chief Executive Officer. Seneca Point Associates, Inc., does not have an ongoing consulting arrangement with the Company. In addition, Mr. Greenhouse's son, David Greenhouse, is the Vice President of AWN Investment Company, Inc., which indirectly controls the Special Situations Fund III, L.P., an investor in the Company's November 1995 private placement of promissory notes and warrants.

    In July 1996, the Company completed the 1996 Placement, pursuant to which the Underwriter acted as placement agent in such offering and received sales commissions of $480,000, was reimbursed a total of $120,000 for certain expenses, and was issued the Hampshire Warrant.

    On April 4, 1997, Donald Greenhouse was granted an option to purchase 26,000 shares of Common Stock at an exercise price of $1.38 per share. The options were granted in consideration for

Mr. Greenhouse's service as Chief Executive Officer of the Company from mid-1996 until he was succeeded by Mr. Van Meter in January 1997.

    On April 5, 1997, the Company entered into an agreement with Mr. Youssefi pursuant to which Mr. Youssefi's employment as President of the Company was terminated (the "Termination Agreement"). Pursuant to the Termination Agreement, Mr. Youssefi agreed, among other things, (i) not to compete with the Company for a three-year period (although such provision may be deemed unenforceable by a state court), (ii) to waive all claims and rights against the Company, (iii) to cooperate with the Company in its business endeavors and (iv) to assist with the Company's efforts in an initial public offering. Under the Termination Agreement, the Company agreed to pay Mr. Youssefi $4,000 in April 1997, $11,458.33 from May 1997 to and including April 1998; $7,458.33 on or before May, 1, 1998, and $11,458.33 from June 1998 to May 1, 2000. The Termination Agreement included a clause which conditioned certain of these obligations upon payment by En K to the Company of $2,000,000 on or prior to May 5, 1997 because Mr. Youssefi's compensation under such agreement was premised, in part, on the continued success of the Company's relationship with En K. The Company did not receive En K's May 5, 1997 payment and was therefore only obligated to provide Mr. Youssefi the $11,458 monthly payments through December 1997. The Company paid all sums due Youssefi upon the consummation of the Bridge Financing in August 1997.

    As a condition to proceeding with the Bridge Financing and the IPO, the Company deemed it necessary for it to repurchase a portion of its outstanding Common Stock in order for the Common Stock to be sold in the IPO at the appropriate valuation. Mr. Youssefi and Dr. Scruggs, who were in a position to benefit substantially from the consummation of the IPO, agreed to sell 240,000 and 80,000 shares of Common Stock, respectively, to the Company at a purchase price of $0.50 per share.

    Pursuant to a letter agreement, dated July 15, 1997, between the Company and Mahmoud Youssefi (the "Youssefi Repurchase Agreement"), Mr. Youssefi sold to the Company 240,000 shares of the Company's Common Stock held by him at a purchase price of $0.50 per share concurrently with the closing of the Bridge Financing. Additionally, pursuant to the Youssefi Repurchase Agreement, in exchange for Mr. Youssefi's execution of an agreement (the "Youssefi Lock-Up"), pursuant to which he promised not to sell any securities of the Company owned by him for a period of 18 months following the Company's initial public offering, the Company agreed to pay Mr. Youssefi (i) upon the Company's receipt of the Youssefi Lock-Up, (a) $11,458.33 allegedly owed to Mr. Youssefi at such time under the Termination Agreement and (b) approximately $7,400 for reimbursable credit card and business expenses; (ii) concurrently with the closing of the Bridge Financing, $53,291.65 as payment in full (except for $15,458.33) for the Company's remaining obligations under the Termination Agreement; and (iii) the remaining $15,458.33 upon the earlier of (a) 150 days after the closing of the Bridge Financing or
(b) the closing of the IPO. Finally, the Company agreed, within 30 days following the closing of the IPO, to pay off approximately $25,000 of leases guaranteed by Mr. Youssefi.

    Pursuant to a letter agreement, dated July 15, 1997, between the Company and Dr. Fenton Scruggs, Dr. Scruggs sold to the Company 80,000 shares of the Company's Common Stock held by him at a purchase price of $0.50 per share concurrently with the closing of the Bridge Financing.

    In connection with his employment agreement, in July 1997, Kenneth D. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the termination of certain anti-dilution rights.

    In August 1997, the Company completed the Bridge Financing, pursuant to which the Underwriter acted as placement agent in such offering and received sales commissions of $200,000, as well as a non-accountable expense allowance of $60,000.

    The Company believes that each of the above referenced transactions was made on terms no less favorable to the Company than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between the Company and officers, directors, principal stockholders or affiliates and, any forgiveness of such loans, will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party, and will be approved by a majority of the Company's directors, including a majority of the Company's independent and disinterested directors who have access at the Company's expense to the Company's legal counsel in connection with such matters.

                                   PROPOSAL 2
               RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P., independent certified public accountants, has audited the books and records of the Company for fiscal year 1997 and for four prior years.

    Representatives of Coopers & Lybrand L.L.P. are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

STOCKHOLDER VOTE

    The appointment of public accountants will be ratified if Proposal 2 receives the affirmative vote of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy.

    The Board of Directors deem the ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors and public accountants for the Company to be in the Company's best interest and recommends a vote FOR such ratification, which is designated as Proposal 2 on the enclosed proxy card.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 1999 Annual Meeting of Stockholders must be received at the Company's offices at 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932 no later than February 26, 1999, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations.

                                 ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended December 31, 1997 is being mailed to stockholders with this proxy statement.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 is incorporated herein by reference.

THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, CELERITY SYSTEMS, INC., 1400 CENTERPOINT BOULEVARD, KNOXVILLE, TENNESSEE 37932.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                            CELERITY SYSTEMS, INC.


The undersigned stockholder in Celerity Systems, Inc. (the "Company") hereby constitutes and appoints William R. Chambers and Kenneth D. Van Meter, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all of the shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932, on July 27, 1998 at 10:00 a.m., Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE APPROVAL OF PROPOSAL 2.

          (Continued and to be signed and dated on the other side)

A     Please mark your
      votes as in this
      example.

                                 WITHHOLD
                        FOR      AUTHORITY       Nominees:                                            FOR    AGAINST    ABSTAIN
(1) Election                                     Kenneth Van Meter    (2) Proposal No. 2
    of                                           Glenn West
    Directors                                    Fenton Scruggs           Ratification of the
                                                 Donald Greenhouse        Appointment of Coopers
                                                 Stephen Portch           & Lybrand L.L.P. as
                                                 Mark Braustein           Public Accountants


FOR, except vote withheld from the
following nominees:


_________________________________    Date _______________, 1998   _________________________________    Date ______________, 1998
Signature                                                          Signature

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                ATTENDANCE CARD
    I, _________________________________________________________________,
    plan to attend the Annual Meeting of Stockholders of Celerity Systems, Inc. to be held at the offices of the Company, 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932, at 10:00 a.m., Eastern Daylight Savings Time, on July 27, 1998.
     (If you plan to attend the Meeting in person, please return this attendance card to American Stock Transfer & Trust Company in the enclosed addressed, postage-paid envelope)